EXHIBIT 4.2

FIXED-TO-FLOATING NON-CUMULATIVE GUARANTEED
SERIES 11 PREFERRED SECURITIES,
PAR VALUE $1,000 PER SECURITY

NUMBER:	NO. OF SHARES:
CUSIP: 80281R AC6
ISIN: US80281RAC60
AMOUNT: $    (*)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), THE BANK NEW YORK MELLON, AS TRANSFER AGENT, PAYING AGENT, REGISTRAR AND AS CALCULATION AGENT, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, PAYMENT OR CALCULATION OF INTEREST RATE, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SANTANDER FINANCE PREFERRED, S.A. UNIPERSONAL

INCORPORATED UNDER THE LAWS OF THE KINGDOM OF SPAIN

This certifies that CEDE & CO., as nominee of The Depository Trust Company is the registered holder of the number of shares indicated on the records of the Transfer Agent and Registrar of Fixed-to-Floating Non-Cumulative Guaranteed Series 11 Preferred Securities, par value $1,000 per security, of Santander Finance Preferred, S.A. Unipersonal, with corporate address at Ciudad Grupo Santander, Avenida de Cantabria, 28660 Boadilla del Monte, Madrid, Spain, registered with the Mercantile Registry of Madrid under Volume 19747, Folio 171, Section 8, Sheet M-347560  and with tax identification number A- 83916395 (hereinafter called the “Company”), subject to the Memorandum and Articles of Association of the Company, transferable on the books of the Company upon surrender of this Certificate properly endorsed by the holder in person or by duly authorized attorney.  This Certificate is not valid unless countersigned by the Registrar, Transfer and Paying Agent and Calculation Agent.

The Series 11 Preferred Securities have been documented in a public deed granted on     , 2009 before the Notary Public of Madrid, Spain, Mr.      under number                  of his official files.

Witness the signature of the duly authorized officer of the Company.

Date:     , 2009

Name:

Title:
COUNTERSIGNED AND REGISTERED
THE BANK NEW YORK MELLON
CALCULATION AGENT

By: _________________________
         Authorized Officer

COUNTERSIGNED
THE BANK NEW YORK MELLON
REGISTRAR , TRANSFER AND PAYING AGENT

By: _________________________
         Authorized Officer

(*)  For informational purposes only, this amount was equal to Euros      based on the exchange rate of US$     = Euros 1 on     , 2009.

GUARANTEE

THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS, AND IS SUBJECT TO THE LIMITATIONS, OF THE PAYMENT AND GUARANTEE AGREEMENT, DATED AS OF     , 2009 (THE “GUARANTEE”), EXECUTED AND DELIVERED BY BANCO SANTANDER, S.A. (THE “GUARANTOR”) FOR THE BENEFIT OF THE HOLDERS FROM TIME TO TIME OF THIS SECURITY. COPIES OF THE GUARANTEE ARE AVAILABLE UPON WRITTEN REQUEST TO THE SECRETARY OF SANTANDER FINANCE PREFERRED, S.A. UNIPERSONAL (THE “COMPANY”).

DESCRIPTION OF THE SERIES 11 PREFERRED SECURITIES

Distributions

Non-cumulative cash distributions (the “Distributions”) on the Series 11 Preferred Securities accrue from the date of original issuance and are payable semi-annually in arrears on March 29 and September 29 in each year, commencing on March 29, 2010 to September 29, 2014 (the “Reset Date”) , and on the Reset Date (each such date, a “Fixed Distribution Date”), and quarterly in arrears on March 29, June 29, September 29 and December 29 in each year, commencing on December 29, 2014 (each such date, a “Floating Distribution Date”). A Fixed Distribution Date or a Floating Distribution Date are each referred to as a “Distribution Date.”

Payment of cash distributions in any year on the Series 11 Preferred Securities and on all other series of Preferred Securities, as defined below (both issued and which may, in the future, be issued or guaranteed by the Guarantor), is limited by the amount of the Distributable Profits (as defined below) of the Guarantor for the previous year, and to any limitations that may be imposed by Spanish banking regulations on capital adequacy for credit institutions, as determined in accordance with guidelines and requirements of the Bank of Spain and other Spanish law as in effect from time to time. Distributions shall not be payable to the extent that:

•
the aggregate of such distributions, together with (a) any other distributions previously paid during the then-current fiscal year (defined as the accounting year of the Guarantor) and (b) any distributions proposed to be paid during the then-current Distribution Period (as defined below), in each case on or in respect of Preferred Securities (including the Series 11 Preferred Securities) would exceed the Distributable Profits of the immediately preceding fiscal year; or

•
even if Distributable Profits are sufficient, if under applicable Spanish banking regulations relating to capital adequacy requirements affecting financial institutions which fail to meet their required capital ratios on a parent company only basis or on a consolidated basis, the Guarantor would be prevented at such time from making payments on its ordinary shares or on Preferred Securities issued by the Guarantor.

“Preferred Securities” means (as the case may be) any preferred securities (participaciones preferentes) issued under Spanish Law 13/1985, or other securities or instruments equivalent to preferred securities issued by the Company, or by any other subsidiary of the Guarantor, which are entitled to the benefit of a guarantee ranking pari passu with the Guarantor’s obligations under the Guarantee, or any such securities or instruments issued by the Guarantor and ranking pari passu with the Guarantor’s obligations under the Guarantee.

The term “distribution” refers to any distributions paid or to be paid on the Preferred Securities.

“Distributable Profits” means, for any fiscal year, the reported net profit (calculated in compliance with the regulations of the Bank of Spain) of the Guarantor, determined after tax and extraordinary items for such year, as derived from the non-consolidated audited profit and loss account of the Guarantor, irrespective of whether shareholders’ meeting approval is still pending, prepared in accordance with generally applicable accounting standards in Spain and Bank of Spain requirements and guidelines, each as in effect at the time of such preparation. In the event that on any Distribution Date, the audit of the non-consolidated profit and loss account has not been completed, the reference to be used to calculate the Distributable Profits will be the balance of the unaudited non-consolidated profit and loss account of the Guarantor as reported in the financial statements delivered to the Bank of Spain in respect of December 31st of the preceding fiscal year.

If Distributions are not paid in full on the Series 11 Preferred Securities, all distributions paid upon the Series 11 Preferred Securities and all other Preferred Securities will be paid pro rata among the Series 11 Preferred Securities and all such other Preferred Securities, so that the amount of the distribution payment per security will have the same relationship to each other that the nominal or par value per security of the Series 11 Preferred Securities and all other Preferred Securities bear to each other.

If Distributions are not paid on the Series 11 Preferred Securities on the Distribution Payment Date in respect of the relevant Distribution Period as a consequence of the above limitations on Distributions or are paid partially, then the right of the holders of the Series 11 Preferred Securities to receive a Distribution or an unpaid part thereof in respect of the relevant Distribution Period will be lost and neither the Company nor the Guarantor will have any obligation to pay the Distribution accrued or part thereof for such Distribution Period or to pay any interest thereon, whether or not Distributions on the Series 11 Preferred Securities are paid for any future Distribution Period.

Distributions on the Series 11 Preferred Securities are payable semi-annually at a fixed rate of 10.5% per year from and including the date of issuance to but excluding the Reset Date, and during the period from and including the Reset Date, the rate of Distributions on the Series 11 Preferred Securities will be reset quarterly on the first day of each LIBOR Distribution Period (as defined below) to a rate (the “Applicable Rate”), as determined by the Calculation Agent (as defined below), equal to U.S. dollar three month LIBOR, plus      %.

All calculations made by the Calculation Agent for the purposes of calculating Distributions payable for any LIBOR Distribution Period shall be conclusive and binding, absent manifest errors.

Distributions on the Series 11 Preferred Securities from and including the date of issuance to but excluding the Reset Date will be computed on the basis of a 360-day year of twelve 30-day months. The Distribution payable in respect of any Fixed Distribution Period (defined as any period from and including one Fixed Distribution Date (or, in the case of the first Fixed Distribution Period, the date of issuance) to but excluding the next Fixed Distribution Date), will be computed on the basis of twelve 30-day months and a 360-day year.

From and including the Reset Date, the amount of accrued Distributions for each day with respect to the Series 11 Preferred Securities (the “LIBOR Daily Distribution Amount”), will be calculated by dividing the Applicable Rate in effect for that day by 360 and multiplying the result by the aggregate outstanding principal amount of the Series 11 Preferred Securities on that day. The amount of Distributions to be paid on the Series 11 Preferred Securities for each LIBOR Distribution Period (as defined below) will be calculated by adding the applicable LIBOR Daily Distribution Amounts for each day in the LIBOR Distribution Period.

Except as described below for the first LIBOR Distribution Period, on each Floating Distribution Date, the Company or the Guarantor, as the case may be, will pay Distributions on the Series 11 Preferred Securities for the period commencing on and including the immediately preceding Floating Distribution Date and ending on but excluding that Floating Distribution Date. The first LIBOR Distribution Period on the Series 11 Preferred Securities will begin on and include the Reset Date and, subject to the immediately preceding paragraph, will end on and include the day immediately preceding the first Floating Distribution Date.

Each period for which Distributions are payable on the Series 11 Preferred Securities based on the Applicable Rate is referred to as a “LIBOR Distribution Period.” Any LIBOR Distribution Period or Fixed Distribution Period are each referred to as a “Distribution Period.”

The Applicable Rate for each LIBOR Distribution Period on the related Floating Distribution Date will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the first day of that LIBOR Distribution Period.

“LIBOR” with respect to each LIBOR Distribution Period shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the first day of that LIBOR Distribution Period that appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of the next paragraph below.

With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Calculation Agent (after consultation with the Company and the Guarantor) to provide the Calculation Agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the Calculation Agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks selected by the Calculation Agent (after consultation with the Company and the Guarantor) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any Applicable Rate for the Series 11 Preferred Securities will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the Calculation Agent will notify the Company and the Guarantor of Applicable Rate for the new LIBOR Distribution Period.

If any Fixed Distribution Date would fall on a day on which banks in the city of Madrid, Spain or The City of New York are not open for business or on which foreign exchange dealings may not be conducted in the city of Madrid, Spain or The City of New York (a “business day”), then payment of the Distribution payable on such Fixed Distribution Date will be made on the next day which is a business day (and without any interest or other payment in respect of any such delay).

If any Floating Distribution Date would fall on a day that is not a LIBOR Business Day (as defined below), that Distribution Date will be postponed to the following day that is a LIBOR Business Day, except that if such next LIBOR Business Day is in a different month, then that Distribution Date will be the immediately preceding day that is a LIBOR Business Day. A “LIBOR Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in Madrid, Spain, New York, New York or London, England are authorized or required by law or executive order to close.

Except as hereinabove provided, holders of the Series 11 Preferred Securities will have no right to participate in the profits of the Company.

Distributions on the Series 11 Preferred Securities will be payable to the record holders thereof as they appear on the register for the Series 11 Preferred Securities on record dates (each such record date, a “Distribution Record Date”), which will be on the 15th calendar day preceding the relevant payment dates.  The Company and the Guarantor have been informed by DTC that distributions on the Global Preferred Security Certificate (as defined below) will be paid over to DTC participants in respect of their record holdings on the applicable Distribution Record Date.

Optional Redemption

The Series 11 Preferred Securities are redeemable, at the option of the Company, subject to the prior consent of the Bank of Spain, in whole but not in part, at any time on or after the fifth anniversary of the issuance date of such Series 11 Preferred Securities upon not less than 30 nor more than 60 days’ notice prior to the relevant redemption date by mail to each record holder, at the redemption price of $1,000 per Series 11 Preferred Security, plus the accrued and unpaid Distribution, if any, for the then-current Distribution Period to the date fixed for redemption.

If the Company gives notice of redemption of the Series 11 Preferred Securities, then by 12:00 Noon, New York City time on the relevant redemption date, the Company will:

•
irrevocably deposit with the Paying Agent (as defined below) funds sufficient to pay the foregoing redemption price, including the amount of accrued and unpaid Distribution, if any, for the then-current Distribution Period to the date fixed for redemption; and

•	give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holders of the Series 11 Preferred Securities.

If the notice of redemption has been given, and the funds deposited as required, then on the date of such deposit:

•	Distributions on the Series 11 Preferred Securities called for redemption shall cease;

•	such Series 11 Preferred Securities will no longer be considered outstanding; and

•	the holders will no longer have any rights as holders except the right to receive the redemption price.

If either the notice of redemption has been given and the funds are not deposited as required on the date of such deposit or the Company or the Guarantor improperly withholds or refuses to pay the redemption price of the Series 11 Preferred Securities called for redemption, Distributions will continue to accrue at the rate specified from the redemption date to the date of actual payment of the redemption price.

Any acquisition by the Company, the Guarantor or any of its subsidiaries of Series 11 Preferred Securities shall be made in accordance with applicable laws and regulations.  Any Series 11 Preferred Securities so purchased by the Company shall be immediately cancelled.

Rights upon Liquidation

If the Company is voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of outstanding Series 11 Preferred Securities will be entitled to receive out of the assets that are available to be distributed to holders, and before any assets are distributed to holders of ordinary shares or any other class of shares of the Company ranking junior to the Series 11 Preferred Securities as to participation in assets, but together with holders of any other Preferred Securities of the Company ranking equally with the Series 11 Preferred Securities as to participation in assets, the following liquidation distribution:

•	$1,000 per Series 11 Preferred Security, plus

•	an amount equal to the accrued and unpaid Distributions, if any, for the then-current Distribution Period up to the date of payment.

If at the time that any liquidation distribution is to be paid, proceedings are also pending or have been commenced for the voluntary or involuntary liquidation, dissolution or winding-up of the Guarantor or for a reduction in the Guarantor’s shareholders’ equity pursuant to Article 169 of the Spanish Corporations Act (Ley de Sociedades Anónimas), then the liquidation distribution to be paid to the holders:

•	of all Preferred Securities of the Company;

•	of all Preferred Securities of other subsidiaries of the Guarantor; and

•	of Preferred Securities issued by the Guarantor,

will be limited to and not exceed the amount that would have been paid as the liquidation distribution from the assets of the Guarantor (after payment in full in accordance with Spanish law of all creditors of the Guarantor, including holders of subordinated debt but excluding holders of any guarantee or any other contractual right expressed to rank equally with or junior to the Guarantee), had all such Preferred Securities been issued by the Guarantor, and:

•	ranked junior to all liabilities of the Guarantor;

•	ranked pari passu with the most senior Preferred Securities which could have been issued by the Guarantor (if any); and

•	ranked senior to the Guarantor’s ordinary shares.

The above limitation will apply even if the Company has at the time sufficient assets to pay the liquidation distribution to the holders of all Preferred Securities issued by it, including the Series 11 Preferred Securities.

If the foregoing liquidation distribution relating to the Series 11 Preferred Securities and other Preferred Securities cannot be made in full due to the limitation described above, then all payments will be made pro rata in the proportion that the amount available for payment bears to the full amount that would have been payable, had there been no such limitation.

Upon receipt of payment of the liquidation distribution, holders of Series 11 Preferred Securities will have no right or claim on any of the remaining assets of either the Company or the Guarantor.

Except as provided in the second paragraph above with respect to any liquidation or winding up of the Guarantor or a reduction in its shareholders’ equity, the Guarantor will not permit, and will not take any action to cause, the liquidation, dissolution or winding-up of the Company.

 Voting Rights

The holders of Series 11 Preferred Securities will not have any voting rights unless either the Company or the Guarantor, under the Guarantee, fails to pay Distributions in full on the Series 11 Preferred Securities for four consecutive Distribution Periods. In that event, the holders of outstanding Series 11 Preferred Securities, together with the holders of any other series of Preferred Securities of the Company then also having the right to vote for the election of directors, acting as a single class without regard to series, will be entitled to:

•	appoint two additional members of the board of directors of the Company;

•	remove any such board member from office; and

•	appoint another person(s) in place of such member(s).

This can be accomplished by either:

•	written notice given to the Company by the holders of a majority in liquidation preference; or

•
an ordinary resolution passed by the holders of a majority in liquidation preference of the securities present in person or by proxy at a special general meeting of the holders convened for that purpose.

If the written notice of the holders is not given as provided in the preceding paragraph, the board of directors of the Company, or a duly authorized committee of the board of directors, is required to convene a special general meeting for the above purpose, not later than 30 days after this entitlement arises.

If the board of directors of the Company, or its duly authorized committee, fails to convene this meeting within the required 30-day period, the holders of 10% in liquidation preference of the outstanding Series 11 Preferred Securities and other Preferred Securities of the Company are entitled to convene the meeting. The Company will determine the place where the special general meeting will be held.

Immediately following a resolution for the appointment or the removal of additional members to the board of directors, the special general meeting of holders shall give notice of such to:

(1) the board of directors of the Company so that it may, where necessary, call a general meeting of the shareholders of the Company; and

(2) the shareholder of the Company, so that they may hold a general meeting of shareholders.

The shareholder of the Company has undertaken to vote in favor of the appointment or removal of the directors so named by the special general meeting of the holders and to take all necessary measures in such regard.

Once distributions have been paid in full in respect of the Series 11 Preferred Securities for four consecutive Distribution Periods and any other Preferred Securities of the Company in respect of such distribution periods as set out in their own terms and conditions, any member of the board of directors of the Company that has been appointed in the manner described in the preceding paragraphs is required to vacate office.

Under the Articles of the Company, its board of directors must have a minimum of three members and a maximum of eleven members. At the date of the public deed of issuance of the Series 11 Preferred Securities, the board of directors of the Company has four directors.

Any amendments or abrogation of the rights, preferences and privileges of the Series 11 Preferred Securities will not be effective, unless otherwise required by applicable law and except:

•	with the consent in writing of the holders of at least two-thirds of the outstanding Series 11 Preferred Securities; or

•	with the sanction of a special resolution passed at a special general meeting by the holders of at least two-thirds of the outstanding Series 11 Preferred Securities.

If the Company, or the Guarantor under any guarantee, has paid in full the most recent distribution payable on each series of the Company’s Preferred Securities, the Company, the holders of its ordinary shares, or its board of directors may, without the consent or sanction of the holders of its Preferred Securities:

•
take any action required to issue additional Preferred Securities or authorize, create and issue one or more other series of Preferred Securities of the Company ranking equally with the Series 11 Preferred Securities, as to the participation in the profits and assets of the Company, without limit as to the amount; or

•
take any action required to authorize, create and issue one or more other classes or series of shares of the Company ranking junior to the Preferred Securities, as to the participation in the profits or assets of the Company.

However, if the Company, or the Guarantor under any guarantee, has not paid in full the most recent distribution payable on each series of Preferred Securities, then the prior consent of the holders of at least two thirds in liquidation preference of the outstanding Preferred Securities of the Company will be required to carry out such actions. Such consent may be granted in writing by the holders, or with the sanction of a special resolution passed at a special general meeting of holders.

The vote of the holders of Series 11 Preferred Securities is not required to redeem and cancel the Series 11 Preferred Securities. Spanish law does not impose any restrictions on the ability of holders of Preferred Securities who are not residents or citizens of Spain to hold or vote such Preferred Securities.

If the shareholders of the Company propose a resolution providing for the liquidation, dissolution or winding-up of the Company, the holders of all the outstanding Preferred Securities of the Company:

•	will be entitled to receive notice of and to attend the general meeting of shareholders called to adopt this resolution; and

•	will be entitled to hold a separate and previous general meeting of holders and vote together as a single class without regard to series on such resolution, but not on any other resolution.

The above resolution will not be effective unless approved by the holders of a majority in liquidation preference of all outstanding Preferred Securities of the Company.

The result of the above mentioned vote shall be disclosed at the general shareholders meeting as well as the fact that the shareholder of the Company has undertaken to vote in the correspondent general shareholders meeting in conformity with the vote of the special general meeting of holders.

Notice, attendance, or approval is not required if the liquidation, dissolution and winding-up of the Company is initiated due to:

•	the liquidation, dissolution or, winding up of the Guarantor; or

•	a reduction in shareholders equity of the Guarantor under Article 169 of the Spanish Corporations Act.

The Company shall cause a notice of any meeting at which the holders of Series 11 Preferred Securities are entitled to vote, to be mailed to each record holder of Series 11 Preferred Securities. This notice will include a statement regarding:

•	the date, time and place of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting at which the holders are entitled to vote; and

•	instructions for the delivery of proxies.

Special General Meetings

A Special General Meeting, which will be constituted by all holders of Preferred Securities of the Company, will be called by the board of directors of the Company.

The quorum shall be the holders of Preferred Securities holding one-quarter of the liquidation preference of all Preferred Securities of the Company issued and outstanding. If the attendance of one-quarter of the holders of Preferred Securities issued and outstanding cannot be obtained, such Special General Meeting may be re-convened one day after the first meeting and such meeting shall be validly convened irrespective of the number of Preferred Securities present or represented.

In a Special General Meeting all resolutions shall be made by the majority set out in “Voting Rights” above, and will be binding on all of the holders of such Preferred Securities, including those not in attendance and dissenters.

All holders of such Preferred Securities who are able to show that they held their securities five days prior to the date of the Special General Meeting shall be entitled to attend with the right to speak and vote. Holders of such Preferred Securities shall prove that they held such Preferred Securities in the manner and subject to the requirements set out in the announcement published when convening such Special General Meeting. Holders of such Preferred Securities may delegate their representation to another person, by an individual signed letter for each meeting.

The convening of a Special General Meeting will be carried out in accordance with the rules governing the calling and holding of meetings of holders of each series of Preferred Securities.

A Special General Meeting of holders of the Company’s Preferred Securities will be convened (i) in accordance with the requirements of any securities exchange on which the relevant series of Preferred Securities are listed and (ii) by mail to DTC (in each case not less that 30 nor more than 60 days prior to the date of the act or event to which such notice, request or communication relates).

Registrar, Transfer and Paying Agent

The Bank of New York Mellon (together with its successors and assigns, the “Paying Agent”), located, at the time of the issuance of the public deed, at One Wall Street, New York, New York 10286, will act as Registrar, Transfer and Paying Agent for the Series 11 Preferred Securities.

Calculation Agent

The Bank of New York Mellon (together with its successors and assigns, the “Calculation Agent”), located, at the time of the issuance of the public deed, at One Wall Street, New York, New York 10286, will act as Calculation Agent for the Series 11 Preferred Securities.

Ranking of the Series 11 Preferred Securities

The Series 11 Preferred Securities will rank (a) junior to all liabilities of the Company including subordinated liabilities, (b) pari passu with each other and with any other series of Preferred Securities of the Company and (c) senior to the Company’s ordinary shares.

The holders of Series 11 Preferred Securities by their subscription or acquisition waive any different priority that Spanish law or regulations could grant at any time, and particularly those arising from articles 92 and 158 of Law 22/2003 (Ley Concursal), if any.

Form of the Series 11 Preferred Securities; Book-Entry System

The Series 11 Preferred Securities will be issued in the form of a global preferred security in fully registered form, (the “Global Preferred Security Certificate”).  The Global Preferred Security Certificate will be deposited with, or on behalf of DTC and registered in the name of DTC or its nominee.  Investors may hold securities entitlements in respect of the Global Preferred Security Certificate directly through DTC if they are participants in DTC’s book-entry system or indirectly through organizations which are participants in such system.

For so long as the Series 11 Preferred Securities are represented by the Global Preferred Security Certificate, securities entitlements in respect of the Series 11 Preferred Securities will be transferable only in accordance with the rules and procedures of DTC in effect at such time.

Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Series 11 Preferred Securities represented by the Global Preferred Security Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

The Paying Agent is not required to register the transfer of any Series 11 Preferred Security that has been called for redemption.

So long as DTC or its nominee is the holder of the Global Preferred Security Certificate, DTC or its nominee will be considered the sole holder of such Global Preferred Security Certificate for all purposes.  No direct participant, indirect participant or other person will be entitled to have Series 11 Preferred Securities registered in its name, receive or be entitled to receive physical delivery of Series 11 Preferred Securities in definitive form or be considered the owner or holder of the Series 11 Preferred Securities.  Each person having an ownership or other interest in Series 11 Preferred Securities must rely on the procedures of DTC, and, if a person is not a participant in DTC, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder of the Series 11 Preferred Securities.

Payments of any amounts in respect of the Global Preferred Security Certificate will be made by the Paying Agent to DTC.  Payments will be made to beneficial owners of the Series 11 Preferred Securities in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable.  Neither the Company, the Guarantor nor the Paying Agent nor any of their respective agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC and any beneficial owner of an interest in a Global Preferred Security Certificate, or the failure of DTC or any intermediary to pass through to any beneficial owner any payments that the Paying Agent makes to DTC.

DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic securities certificates.  DTC participants include securities brokers and dealers, including parties that may act as underwriters, dealers or agents with respect to the securities, banks, trust companies, clearing corporations and certain other organizations, some of which, along with certain of their representatives and others, own DTC.  Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds.

Miscellaneous

Series 11 Preferred Securities are not subject to any mandatory redemption or sinking fund provisions. Holders of Series 11 Preferred Securities have no preemptive rights.